Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

First Regional Bancorp Gives Notice Of Redemption
Of Convertible Subordinated Debentures

CENTURY CITY, CALIFORNIA, NOVEMBER 16, 2004 - First Regional Bancorp (Nasdaq: FRGB) announced today that it has given notice to all holders of the company’s 6% convertible subordinated debentures due 2023 that it is exercising its right to call all of the debentures, which redemption shall take place December 16, 2004.  The aggregate outstanding principal amount of the debentures is $14,940,000.  The redemption price will be 100% of the principal amount plus accrued interest to the redemption date.  The redemption notice is irrevocable.

The indenture governing the debentures grants the company this redemption right in the event that, for any thirty (30) consecutive trading day period, the average closing price (or, if no trades, the average of the closing bid and ask prices) is at least 140% of the conversion price then in effect.  The conversion price is currently $27.50 and, accordingly, 140% of the conversion price is $38.50.  As of November 15, 2004, the average closing price of the company’s common stock for the thirty (30) consecutive trading days ending on such date was greater than $38.50.

The holders of the debentures have the option to convert all or a portion of their debentures into shares of common stock at the conversion price of $27.50.  This option expires at the close of business on the redemption date, December 16, 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the company and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

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